Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

ARTICLES OF INCORPORATION

OF

ANCHOR RESORT CORP.

(Document No. P12000052437)

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Pursuant to Sections 607.0704, 607.1003 and 607.1007 of the Florida Business Corporation Act, Anchor Resort Corp. hereby amends and restates its Articles of Incorporation, which amendment and restatement supersedes the original articles of incorporation.

1.	The name of the Corporation is ANCHOR RESORT CORP.

2.	Division of Outstanding Shares. The Corporation’s 1,000,000 shares of common stock issued and outstanding as of the date these Articles of Amendment and Restatement are filed with the Department of State of Florida (the “Record Date”) shall be and they are hereby automatically changed (without any further act) into 1,250,000 shares of common stock, $.001 par value per share. The foregoing stock split shall be accomplished in the following manner:

Each of the certificates representing shares of the Corporation’s common stock issued and outstanding as of the Record Date shall continue to represent the same number of shares of the Corporation’s common stock, $.001 par value. The appropriate officers of the Corporation are authorized and directed, as soon as practicable after the Record Date, to cause to be issued to each shareholder of record as of the close of business on the Record Date certificates representing the additional shares of the Corporation’s common stock, $.001 par value, to which they shall be entitled pursuant to the foregoing stock split.

3.	Amended and Restated Articles of Incorporation. The Articles of Incorporation of the Corporation was originally filed with the Secretary of State of Florida on June 8, 2012. The Corporation certifies that the amendments to the Corporation’s Articles of Incorporation contained herein were duly adopted by the Board of Directors on September 7, 2012 and by the shareholders of the Corporation on September 7, 2012 by written consent in accordance with Section 607.0704, Florida Statutes. The number of votes cast by the common shareholders, the only group entitled to vote, was sufficient for approval.

The Articles of Incorporation of the Corporation shall be amended and restated to read in full as set forth below.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment and Restatements as of September 7, 2012.

ANCHOR RESORT CORP.

ANCHOR RESORT CORP.
By:s/Gregory Liddy
Name: Gregory Liddy
Title: President

ARTICLES OF INCORPORATION

ARTICLE 1

Name

The name of the corporation is ANCHOR CNGO CORP.

ARTICLE 2

Purpose

The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE 3

Capital Stock

The total amount of capital stock which this Corporation has the authority to issue is as follows:

20,000,000 shares of Common Stock, $.001 par value per share and 1,000,000 shares of Preferred Stock, $.001 par value per share, of which 500,000 shares of Preferred Stock shall be designated Series A Convertible Preferred Stock which shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth on Schedule A hereto. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the balance of the authorized Preferred Stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations or restrictions thereof.

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ARTICLE 4

Indemnification of Directors and Officers

1. Indemnification. The Corporation shall indemnify its current and former officers and directors against liabilities, damages, settlements and expenses (including attorneys’ fees) incurred in connection with the Corporation’s affairs, and shall advance such expenses to any such officers and directors as incurred, to the fullest extent permitted by law.

2. Effect of Modification. Any repeal or modification of any provision of this Article 4 by the shareholders of the Corporation shall not adversely affect any right to indemnification and advancement of expenses of a director or officer existing at the time of such repeal or modification.

3. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under the provision of this Article 4.

4. No Rights of Subrogation. Indemnification hereunder and under the By-laws shall be a personal right and the Corporation shall have no liability under this Article 4 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation’s Bylaws.

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ARTICLE 5

Right to Amend or Repeal Articles

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

ARTICLE 6

Severability

In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

ARTICLE 7

Elections

The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, related to affiliated transactions. The Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, related to control share acquisitions.

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SCHEDULE A

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Designation and Amount. 500,000 shares of the Company’s authorized but undesignated preferred stock shall be designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”). The Series A Convertible Preferred Stock shall have a stated value of $10.00 per share (the “Original Series A Convertible Issue Price”).

Section 2. Rank. The Series A Convertible Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Convertible Preferred Stock (collectively, the “Senior Securities”); (ii) prior to all of the Company’s Common Stock (“Common Stock”); (iii) prior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Convertible Preferred Stock (collectively, with the Common Stock, “Junior Securities”); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Convertible Preferred Stock (“Parity Securities”) in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

Section 3. Dividends. In the event any dividend or other distribution payable in cash or other property (other than shares of Common Stock of the Company) is declared on the Common Stock, each Holder of shares of Series A Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or property which would be received by the Holders of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock would be converted pursuant to Section 5 hereof immediately prior to such record date.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company (“Liquidation Event”), either voluntary or involuntary, the Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company’s Articles of Incorporation or any Articles of Designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $10.00 and (ii) all accrued and unpaid dividends thereon and no more. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Convertible Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Convertible Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Convertible Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which the Holders of each such series are entitled by the Company’s Articles of Incorporation and any certificate(s) of designation relating thereto.

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(b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities.

Section 5. Conversion. The record Holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Holders Right to Convert. Each record Holder of Series A Convertible Preferred Stock shall be entitled to convert (in multiples of one preferred share) any or all of the shares of Series A Convertible Preferred Stock held by such Holder at any time into ten (10) fully-paid and non-assessable share of Common Stock of the Company (the “Conversion Price”) subject to adjustment as set forth below.

(b) Mechanics of Conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company (the “Notice of Conversion”) at such office that he elects to convert the same and shall state therein the number of shares of Series A Convertible Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder of Series A Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.

Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series A Convertible Preferred Stock Certificates, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and its Transfer Agent, and upon surrender and cancellation of the Series A Convertible Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Series A Convertible Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Series A Convertible Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series A Convertible Preferred Stock into Common Stock.

(ii) No Fractional Shares. If any conversion of the Series A Convertible Preferred Stock would create a fractional share of Common Stock to a holder or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, shall be the next higher number of shares, or the Company may at its option pay cash equal to fair value of the fractional share based on the fair market value of one share of the Company’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

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(c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Company will immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Adjustment to Conversion Price.

(i) Adjustment Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series A Convertible Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price and number of shares of Common Stock issuable on conversion shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

(ii) Adjustment Due to Merger, Consolidation, etc. If, prior to the conversion of all Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (each a “Business Combination Event”), then the Holders of Series A Convertible Preferred Stock shall thereafter have the right to receive upon conversion of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Convertible Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(iii) No Fractional Shares. If any adjustment under this Section 5(e) would require the issuance of a fractional share of Common Stock to a holder, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher full number of shares.

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Section 6. Voting Rights.

To the extent that under Florida Law the vote of the Holders of the Series A Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Convertible Preferred Stock (except as otherwise may be required under Florida Law) shall constitute the approval of such action by the class. The Holders of the Series A Convertible Preferred Stock are entitled to vote on all matters with the holders of the Company’s Common Stock, voting together as one class. Each share of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated.

Holders of the Series A Convertible Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s by-laws and applicable statutes.

Section 7. Status of Converted Stock. Any shares of Series A Convertible Preferred Stock which have not been issued within one year following the filing of these Articles or which have been redeemed or converted shall return to the status of authorized but unissued Preferred Stock of no designated series.

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